PRICING SUPPLEMENT NO.  1                                  Rule 424(b)(2)
(To Prospectus dated June 25, 1998 and Prospectus          File No. 33-49285
Supplement dated July 30, 1999)

                              EASTMAN KODAK COMPANY
                           Medium-Term Notes, Series A
                                Fixed Rate Notes
                     Due 9 months or More from Date of Issue

Principal amount:          $ 150,000,000

Issue date:                August 12, 1999

Stated maturity:           August 15, 2001

Interest rate:             6.50%

Interest payment dates:    February 15 and August 15

Issue price:               99.843%

Agents:                    Lehman Brothers Inc.
                           Credit Suisse First Boston Corporation
                           Goldman, Sachs & Co.

Agents' discount
or commission:             .250%

CUSIP number:              27746QAA2

Redemption:                X  We cannot redeem this note prior to maturity
                           __ We can redeem this note prior to maturity

                           redemption date           redemption price
                           ---------------           ----------------

Optional repayment:        X  You cannot elect to have this note
                           repaid prior to maturity
                           __ You can elect to have this note repaid prior to maturity

                           repayment date             repayment price
                           --------------             ---------------

Original Issue
Discount note:             __ Yes   X  No
                           Total amount of original issue discount:
                           Yield to maturity:
                           Initial accrual period original issue discount:

Amortizing note:           __ Yes   X  No

Optional Interest
Rate Reset:                __ Yes   X  No

Extension of Maturity:     __ Yes   X  No

Other terms:               If the notes are amortizing notes or the notes
                           have an optional interest rate reset or the possibility of an extension of maturity, or if there are other additional features of these notes that have not been described, we will provide additional information below.

                  We registered $1,000,000,000 worth of notes.
               So far, we have issued $150,000,000, including the
                       notes in this pricing supplement.

             The date of this pricing supplement is August 9, 1999.